Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements (No. 333-226153, 333-231265, 333-237174, 333-255919, 333-264784, 333-271747, 333-279373, 333-283039, 333-283694, and 333-287233) on Form S-8 and (No. 333-237171, 333-268229, 333-285719, and 333-292140) on Form S-3 of our report dated March 11, 2026, with respect to the financial statements of Verrica Pharmaceuticals, Inc.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 11, 2026